SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ENERGY TRANSFER EQUITY, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

2828 Woodside Street

Dallas, Texas 75204

January 19, 2007

To our common unitholders:

You are cordially invited to attend a special meeting of the common unitholders of Energy Transfer Equity, L.P. to be held at The Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219 on Thursday, February 22, 2007, at 9:30 a.m. local time. The Board of Directors of LE GP, LLC, our general partner, has called the special meeting. At this important meeting, you will be asked to consider and vote upon a proposal to approve (a) a change in the terms of our class C units to provide that each class C unit shall automatically convert into one of our common units and (b) the issuance of additional common units upon such conversion (together, the “Conversion Proposal”). Upon approval of this proposal, all 83,148,900 outstanding class C units will be automatically converted into 83,148,900 of our common units.

The board of directors of our general partner unanimously recommends that the common unitholders approve the proposal.

We are submitting the Conversion Proposal to you following our issuance of the class C units to Energy Transfer Investments, L.P. (“ETI”). On November 1, 2006, we entered into a Contribution, Assumption and Conveyance Agreement with ETI, pursuant to which ETI agreed to contribute its 50% class B limited partner interest in Energy Transfer Partners GP, L.P. (“ETP GP”) to us in exchange for our issuance to ETI of 83,148,900 of our class C units and our assumption of approximately $70.5 million of ETI’s indebtedness. The class C units are not convertible into common units until such conversion is approved by our common unitholders. We are now asking you to approve this conversion.

Your vote is important. Even if you plan to attend the special meeting, we urge you to mark, sign and date the enclosed proxy card and return it promptly. You will retain the option to revoke it at any time before the vote, or to vote your common units personally if you attend the special meeting. For the Conversion Proposal to be approved, it must have the support of a majority of the common units voted at the special meeting. The class C units are not eligible to vote for the Conversion Proposal.

We urge you to review carefully the attached proxy statement, which contains a detailed description of the proposals to be voted upon at the special meeting.

Sincerely,

John W. McReynolds

President and Chief Financial Officer

LE GP, LLC

ENERGY TRANSFER EQUITY, L.P.

2828 Woodside Street

Dallas, Texas 75204

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS

To Be Held On February 22, 2007

To our common unitholders:

A special meeting of our common unitholders will be held at The Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219 on Thursday, February 22, 2007, at 9:30 a.m. local time, to consider and vote upon a proposal to approve (a) a change in the terms of our class C units to provide that each class C unit will automatically convert into one of our common units and (b) the issuance of additional common units upon such conversion.

We have set the close of business on January 16, 2007 as the record date for determining which common unitholders are entitled to receive notice of and to vote at the special meeting. A list of common unitholders entitled to vote is on file at our offices located at 2828 Woodside Street, Dallas, Texas 75204, and will be available for inspection by any common unitholder during the meeting.

YOUR VOTE IS IMPORTANT. If you cannot attend the special meeting, you may vote by mailing the proxy card in the enclosed postage-prepaid envelope. Any common unitholder attending the meeting may vote in person, even though he or she already has returned a proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

OF LE GP, LLC,

the general partner of

ENERGY TRANSFER EQUITY, L.P.

Sonia Aube

Secretary

LE GP, LLC

Dallas, Texas

January 19, 2007

i

ENERGY TRANSFER EQUITY, L.P.

2828 Woodside Street

Dallas, Texas 75204

PROXY STATEMENT

SPECIAL MEETING OF COMMON UNITHOLDERS

FEBRUARY 22, 2007

This proxy statement contains information related to the special meeting of common unitholders of Energy Transfer Equity, L.P. (the “Partnership”) and any postponements or adjournments thereof. This proxy statement and the accompanying form of proxy is first being mailed to the Partnership’s common unitholders and the holders of any other units entitled to vote on or about January 19, 2007.

QUESTIONS AND ANSWERS

The following is qualified in its entirety by the more detailed information contained in or incorporated by reference in this proxy statement. Common unitholders are urged to read carefully this proxy statement in its entirety. FOR ADDITIONAL COPIES OF THIS PROXY STATEMENT OR PROXY CARDS OR IF YOU HAVE ANY QUESTIONS ABOUT THE SPECIAL MEETING, CONTACT [INNISFREE M&A INCORPORATED AT 1-888-750-5834 OR 501 Madison Avenue, 20th Floor, New York, New York 10022].

Q:	WHO IS SOLICITING MY PROXY?

A:	LE GP, LLC (“LE GP”), our general partner, is sending you this proxy statement in connection with its solicitation of proxies for use at our special meeting of common unitholders. Certain directors, officers and employees of LE GP [and Innisfree M&A Incorporated (a proxy solicitor)] may also solicit proxies on our behalf by mail, phone, fax or in person.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	The special meeting will be held on February 22, 2007, at 9:30 a.m. local time at The Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219.

Q:	WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

A:	At the special meeting, our common unitholders will act upon a proposal to approve (a) a change in the terms of our class C units to provide that each class C unit will automatically convert into one of our common units and (b) the issuance of additional common units upon such conversion (together, the “Conversion Proposal”). Upon approval of this proposal, all 83,148,900 outstanding class C units will be automatically converted into 83,148,900 common units.

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:	All common unitholders who owned our common units at the close of business on the record date, January 16, 2007, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. The holders of our class C units are not eligible to vote on the Conversion Proposal.

Q:	HOW DO I VOTE?

A:

Just mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your common units may be represented at the special meeting. You may also attend the special meeting and vote your common units in person. Even if you plan to attend the special meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card in advance of the special meeting.

Q:	WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A:	To change your vote after you have submitted your proxy card, send in a later-dated, signed proxy card to us or attend the special meeting and vote in person. You may also revoke your proxy by sending in a notice of revocation to us at the address set forth in the notice. Please note that attendance at the special meeting will not by itself revoke a properly executed proxy that you have previously submitted.

Q:	IF MY COMMON UNITS ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY COMMON UNITS FOR ME?

A:	Your broker will not vote your common units unless you provide instructions on how to vote. You should instruct your broker how to vote your common units upon receipt of your broker’s request for voting instructions. Without your instructions, your common units will not be voted.

Q:	WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER?

A:	The Board of Directors of our general partner recommends that you vote FOR the Conversion Proposal.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

A:	The Conversion Proposal requires the approval of a majority of the common units cast by the common unitholders for the Conversion Proposal, provided that the total votes cast represents a majority of the common units entitled to vote. A properly executed proxy submitted without instructions how to vote will be voted (except to the extent that the authority to vote has been withheld) FOR the Conversion Proposal. A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

Q:	WHAT HAPPENS IF THE CONVERSION PROPOSAL IS APPROVED?

A:	Each outstanding class C unit will be automatically converted into one common unit upon approval of the proposal and those new common units will be listed on the New York Stock Exchange.

Q:	WHAT HAPPENS IF THE CONVERSION PROPOSAL IS NOT APPROVED?

A:	The class C units are currently entitled to receive the same quarterly distributions as are paid on the common units. In the event that quarterly distributions to common unitholders fell below $0.175, distributions to class C unitholders would be subordinated until the minimum distribution (and any cumulative arrearage) had been paid to common unitholders. If the Conversion Proposal is not approved by May 1, 2007 (or after that date if approved pursuant to a proxy statement filed with the SEC prior to that date), the class C units will be entitled to receive 115% of the amount of distributions paid to the common units, with the class C units having the same order of priority as that of common units. This increased distribution on the class C units will reduce the amount of cash available to be distributed to the common unitholders. At the current distribution level, this amount is approximately $17 million per year. The class C units will not convert into common units unless the conversion is approved by the common unitholders or there is a change in the rules of the New York Stock Exchange allowing such conversion without the approval of the common unitholders.

ENERGY TRANSFER EQUITY, L.P.

Who We Are

We are a publicly traded limited partnership, formerly known as La Grange Energy, L.P. Our common units are publicly traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “ETE”. We were formed in September 2002 and completed our IPO of 24,150,000 common units in February 2006.

Our only cash generating assets are our direct and indirect investments in limited partner and general partner interests in our subsidiary, Energy Transfer Partners, L.P. (“ETP”). Our direct and indirect ownership of ETP consists of approximately 36.4 million common units, 26.1 million class G units, the 2% general partner interests (through Energy Transfer Partners G.P., L.P., ETP’s general partner and one of our subsidiaries) and 100% of the incentive distribution rights. During the fiscal year ended August 31, 2006 we received distributions of $80.2 million, $4.6 million and $64.4 million related to our limited partner interests, general partner interests and incentive distribution rights of ETP, respectively. Distributions on the general partner interests were net of $2.3 million held back for the contribution of Energy Transfer Partners G.P., L.P. to maintain its 2% general partner interest in ETP and reimbursement of expenses.

ETP’s Operations

ETP is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas transportation and storage operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,000 miles of intrastate pipeline in service, with an additional 600 miles of intrastate pipeline under construction, and 2,500 miles on interstate pipelines. ETP is one of the three largest retail marketers of propane in the United States, serving more than one million customers from approximately 442 customer service locations in 41 states extending from coast to coast.

Our Business Strategy

Our primary business objective is to increase our cash distributions to our unitholders by actively assisting ETP in executing its business strategy by assisting in identifying, evaluating, and pursuing acquisitions and growth opportunities. In general, we expect that we will allow ETP the first opportunity to pursue any acquisition or internal growth project that may be presented to us which is within the scope of ETP’s operations or business strategy. In the future, we may also support the growth of ETP through the use of our capital resources, which could involve loans, capital contributions or other forms of credit support to ETP. This funding could be used for the acquisition by ETP of a business or asset or for an internal growth project. In addition, the availability of this capital could assist ETP in arranging financing for a project, reducing its financing costs or otherwise supporting a merger or acquisition transaction.

ETP’s Business Strategy

ETP’s primary objective is to increase unitholder distributions and the value of its common units. We believe ETP has engaged, and will continue to engage, in a well-balanced plan for growth through acquisitions, internally generated expansion, and measures aimed at increasing the profitability of our existing assets.

ETP intends to continue to operate as a diversified, growth-oriented master limited partnership with a focus on increasing the amount of cash available for distribution on each ETP common unit. We believe that by pursuing independent operating and growth strategies for ETP’s midstream, transportation and storage and propane businesses, ETP will be best positioned to achieve its objectives.

We expect that acquisitions in ETP’s midstream and transportation and storage segments will be the primary focus of ETP’s acquisition strategy going forward, as evidenced by the recent acquisition of the Transwestern

Pipeline, although we expect ETP will also continue to pursue complementary propane acquisitions, as evidenced by ETP’s acquisition of Titan in June 2006. We also anticipate that ETP’s midstream and transportation and storage businesses will provide internal growth projects of greater scale compared to those available in its propane business, as demonstrated by ETP’s 42-inch pipeline project and other recently announced projects.

INTERESTS OF CERTAIN PERSONS

In November 2006, ETI dissolved and distributed to its partners the class C units and ETI’s rights under the registration rights agreement entered into in connection with the issuance of the class C units. In considering the recommendation of the board of directors of our general partner to approve the Conversion Proposal, you should be aware that two directors who are recommending the proposal are former limited partners of ETI and hold class C units as a result of ETI’s dissolution. In addition, four directors (including John W. McReynolds, President and Chief Financial Officer of our general partner) hold interests in FIM Group, L.P., Natural Gas Partners VI, L.P. or FHM Investments, LLC, holders of class C units. The decision to enter into the November 2006 transaction with ETI and issue the class C units was evaluated and approved by a committee of independent directors.

If the Conversion Proposal is approved, the class C unitholders will receive common units and the class C units will be cancelled. The common units will be listed on the NYSE and will therefore be a more liquid security than the class C units, but will be entitled to no greater distributions than those paid on our other common units. Neither the class C unitholders nor our other unitholders will receive any additional securities or other consideration if the Conversion Proposal is approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 16, 2007, regarding the beneficial ownership of our securities by certain beneficial owners, all directors and named executive officers of our general partner, each of the named executive officers and all directors and executive officers of our general partner as a group, of our common units, class B units and class C units. The pro forma information assumes conversion of our class B units and class C units. The general partner knows of no other person not disclosed herein who beneficially owns more than 5% of our common units.

				Pro Forma
Title of Class	Name and Address of Beneficial Owner(1)	Beneficially Owned (2)	Percent of Class	Beneficially Owned	Percent of Class
Common Units	Ray C. Davis	71,400	*	17,221,740	7.91%
	Kelcy L. Warren	128,500	*	17,289,897	7.94%
	H. Michael Krimbill (3)	1,550,135	1.17%	1,550,135	*
	Bill W. Byrne	23,800	*	23,800	*
	David R. Albin (4)	—	*	—	*
	John D. Harkey, Jr.	15,000	*	15,000	*
	Kenneth A. Hersh (4)	—	*	—	*
	Paul E. Glaske	21,500	*	21,500	*
	K. Rick Turner (4)	82,840	*	82,840	*
	John W. McReynolds (6)	2,521,570	1.91%	6,881,123	3.16%
	Natural Gas Partners VI, L.P. (8)	—	*	14,282,183	6.56%
	ETC Holdings, LP (7)	70,600,963	53.43%	70,600,963	32.41%
	All Directors and Executive Officers as a group (10 persons)	4,414,745	3.34%	57,368,218	26.34%

Class B Units	FEM Group, LP (5)	2,521,570	100%	—

Class C Units	Kellen Holdings, LLC	7,437,077	8.94%	—
	Oasis Gas Partners LLC (9)	6,084,881	7.32%	—
	Sowood Community Partners Fund LP	4,394,636	5.29%	—
	FIM Group, L.P. (5)	4,359,553	5.24%	—
	Avatar Investments, LP (12)	5,410,996	6.51%	—
	FHM Investments, LLC (13)	1,790,444	2.15%	—
	Ray C. Davis	11,739,344	14.12%	—
	Kelcy L. Warren	17,161,397	20.64%	—
	Natural Gas Partners VI, L.P. (8)	14,282,183	17.18%	—

*	Less than one percent (1%)

(1)	The address for Mr. McReynolds, FEM Group, LP and FIM Group, L.P. is 2828 Woodside Street, Dallas, Texas 75204. The address for Messrs. Davis and Warren, Avatar Investments, LP and ETC Holdings, LP is 2838 Woodside Street, Dallas, Texas 75204. The address for Mr. Krimbill is 8801 S. Yale Avenue, Suite 310, Tulsa, Oklahoma 74137. The address for Messrs. Albin and Hersh is 125 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062. The address for Messrs. Byrne, Glaske, Harkey, Albin and Turner is 2838 Woodside Street, Dallas, Texas 75204. The address for Kellen Holdings, LLC is 175 Berkley Street, Boston, Massachusetts 02116. The address for Oasis Gas Partners LLC is 111 Center Street, Suite 2500, Little Rock, Arkansas 72201. The address for Sowood Community Partners Fund LP is 500 Boylston Street, 17th Floor, Boston, Massachusetts 02116. The address for FHM Investments LLC is 7005 Quail Rock Lane, Reno, Nevada 89511.
(2)	Beneficial ownership for the purposes of the foregoing table is defined by Rule 13d-3 under the Securities Exchange Act of 1934. Under that rule, a person is generally considered to be the beneficial owner of a security if he has or shares the power to vote or direct the voting thereof (“Voting Power”) or to dispose or direct the disposition thereof (“Investment Power”) or has the right to acquire either of those powers within sixty (60) days.
(3)	Mr. Krimbill shares Voting and Investment Power on a portion of his units with his spouse.
(4)	Each of Messrs. Albin, Hersh and Turner are representatives of or owners in entities owning interests in ETE and may be deemed to beneficially own such limited partnership interests of ETE, although no such deemed ownership is depicted in this table.
(5)	FEM Group, LP and FIM Group, L.P. are owned by Mr. McReynolds who may be deemed to beneficially own the limited partner interests held by FEM Group, LP and FIM Group, L.P. to the extent of his respective interests therein.
(6)	Consists of 2,521,570 class B units, which may be converted into common units, held by FEM Group, LP, to the extent of Mr. McReynolds’ interest therein and, on a pro forma basis, the 4,359,553 class C units held by FIM Group, L.P., to the extent of Mr. McReynolds’ interest therein.
(7)	Messrs. Davis and Warren and the NGP Fund are the sole members of ET GP, LP, which is the sole general partner of ETC Holdings, LP. Therefore, each of Messrs. Davis and Warren and the NGP Fund may be deemed to have beneficial ownership of the common units owned by ETC Holdings to the extent of their ownership interests therein.
(8)	G.F.W. Energy VI L.P. and GFW VI, L.L.C. may be deemed to beneficially own the common units owned of record by the NGP Fund, by virtue of GFW VI, L.L.C. being the sole general partner of G.F.W. Energy VI L.P. G.F.W. Energy VI, L.P. being the sole general partner of the NGP Fund. Messrs. Hersh and Albin, who constitute a majority of the members of GFW VI, L.L.C., may also be deemed to share power to vote or to direct the vote and to dispose or to direct the disposition of, the common units.
(9)	Mr. Turner owns a 1% member interest in Oasis Gas Partners LLC and disclaims any deemed beneficial ownership of the limited partnership interests of ETE owned by Oasis Gas Partners beyond his interest therein.
(12)	Avatar Investments, LLC is owned by Mr. Davis, who may be deemed to beneficially own the limited partner interests held by Avatar Investments, LLC to the extent of his interest therein.
(13)	Mr. Krimbill holds an interest in FHM Investments, LLC and may be deemed to own the limited partner interests held by FHM Investments, LLC to the extent of his interest therein. Mr. Krimbill is the sole managing member of FHM Investments, LLC.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

Beginning in February 2006 our common units were listed on the New York Stock Exchange under the symbol “ETE”. As of January 16, 2007, there were 132,149,653 common units outstanding, held by approximately [            ] holders of record, including common units held in street name.

The following table sets forth, for the periods indicated, the high and low sales prices per common unit, as reported on the New York Stock Exchange Composite Transaction Tape, and the amount of cash distributions paid per common unit since our initial public offering in February 2006. The last reported sales price of common units on the New York Stock Exchange on January 16, 2007 was $[            ] per common unit.

	Price Range
	High	Low	Cash Distributions (1)
2007 Fiscal Year
Second Quarter (through January 16, 2007)
First Quarter Ended November 30, 2006	$29.99	$26.04	$0.3400

2006 Fiscal Year
Fourth Quarter Ended August 31, 2006	$27.16	$24.98	$0.3125
Third Quarter Ended May 31, 2006	$27.65	$21.41	$0.2375
Period Ended February 28, 2006 (2)	$23.29	$21.50	$0.0578

(1)	Distributions are shown in the quarter with respect to which they were declared. For each of the indicated quarters for which distributions have been made, an identical per unit cash distribution was paid on any units subordinated to our Common Units outstanding at such time. Please see “Cash Distribution Policy” below for a discussion of our policy regarding the payment of distributions.
(2)	High and low for the period ended February 28, 2006 represents the period from February 3, 2006 (the IPO date) to February 28, 2006.

DESCRIPTION OF UNITS

Units

We currently have outstanding common units, class B units and class C units. Set forth below is a description of the relative rights and preferences of holders of these classes of units as specified in our partnership agreement, a copy of which is filed as an exhibit to filings we have made with the Securities Exchange Commission.

No person is entitled to preemptive rights in respect of issuances of securities by us, except that LE GP, LLC, our general partner, has the right to purchase sufficient partnership securities to maintain its general partner equity interest in us.

Common Units

Our common units are registered under the Securities Exchange Act of 1934 and are listed for trading on the New York Stock Exchange (the “NYSE”). Each holder of a common unit is entitled to one vote per unit on all matters presented to the limited partners for a vote. In addition, if at any time any person or group (other than our general partner and its affiliates) owns beneficially 20% or more of all common units, any common units owned by that person or group may not be voted on any matter and are not considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The common units are entitled to distributions of available cash as described below under “Cash Distribution Policy.”

As of January 16, 2007, we had 132,149,653 common units outstanding, of which 59,655,515 were held by the public; 70,600,963 were held by ETC Holdings, LP, an affiliate; and 1,893,175 were held by our officers and directors.

Class B Units

As of January 16, 2007, we had 2,521,570 class B units outstanding, all of which are held by FEM Group, LP, which is wholly owned and controlled by John W. McReynolds, President and Chief Financial Officer of our general partner. The class B units were issued to this entity in conjunction with the February 8, 2006 closing of the IPO. Each class B unit represents a limited partner interest in us and is entitled to receive quarterly cash distributions in the same amount as the quarterly cash distributions we make on each common unit. Each class B unit is allocated a portion of our income, gain, loss, deduction and credit in a pro rata basis with each common unit. Each class B unit is also entitled to receive distributions upon liquidation in the same manner as each common unit. Each class B is convertible into a common unit on a one-for-one basis at the election of the holder.

Class C Units

On November 1, 2006, we acquired, from ETI, the remaining 50% class B limited partner interests in ETP GP, which resulted in us now owning 100% of the incentive distribution rights of ETP. The acquisition was effected through an exchange of 83,148,900 of our newly created class C units and our assumption of approximately $70.5 million of ETI’s indebtedness. In November 2006, ETI dissolved and distributed to its partners the class C units and ETI’s rights under the registration rights agreement entered into in connection with the issuance of the class C units. The class C units have essentially the same voting rights and rights to distributions as our common units and our class B units. The class C units are convertible into common units upon approval by our common unitholders, which we are asking you to approve with this proxy statement.

Upon our dissolution and liquidation, each class C unit will initially be entitled to receive 100% of the amount distributed on each of our common units, but only after each of our common units has received an amount equal to its capital account, plus the minimum quarterly distribution for the quarter in which the liquidation occurs, plus any arrearages in the minimum quarterly distribution with respect to prior quarters. If, however, our unitholders do not approve the proposal to change the terms of the class C units to make them convertible into our common units, then each class C unit will be entitled upon liquidation to receive 115% of the amount distributed in respect of each of our common units on a pari passu basis with liquidating distributions on our common units.

Cash Distribution Policy

Our partnership agreement requires us to distribute all of our “available cash” to our unitholders and our general partner within 50 days following the end of each fiscal quarter. The term “available cash” generally means, with respect to any fiscal quarter of our partnership, all of our cash on hand at the end of each quarter, plus working capital borrowings after the end of the quarter, less reserves established by our general partner in its sole discretion to provide for the proper conduct of our business, to comply with applicable law or agreements, or to provide funds for future distributions to partners.

We currently distribute at the end of each fiscal quarter available cash to the general partner and all common, class B and class C unitholders in accordance with their percentage interests. In the event we had insufficient available cash to distribute $0.175 in respect of each common, class B and class C unit, distributions to our class C unitholders would be subordinated.

The total amount of distributions declared for the 2006 fiscal year for limited partners (declared prior to our IPO), outstanding common units, class B units and general partner interests totaled $34.0 million, $65.9 million, $0.7 million, and $0.6 million, respectively. All such distributions were made from available cash.

THE CONVERSION PROPOSAL

Background

On November 1, 2006, we acquired, from ETI, the remaining 50% class B limited partner interests in ETP GP, which resulted in us now owning 100% of the incentive distribution rights of ETP. The acquisition was effected through an exchange of 83,148,900 of our newly created class C units and our assumption of approximately $70.5 million of ETI’s indebtedness. The acquisition was evaluated and approved by a committee of independent directors. The class C units have essentially the same voting rights and rights to distributions as our common units and our class B units. The class C units are convertible into common units upon approval by our common unitholders. We are now asking you to approve this conversion.

Advantages of the Conversion Proposal

Our general partner believes that the Conversion Proposal is in the best interests of the Partnership and our common unitholders and should be approved for the following reasons:

•	The conversion of the class C units will simplify our capital structure.

•	If the common unitholders fail to approve the Conversion Proposal, the terms of the class C units will automatically be changed to provide that the amount allocated or distributed to each class C unit will equal 115% of the amount allocated or distributed to each common unit on a pari passu basis with the common units. The purpose of the step-up in the amount of the distribution is to compensate the holders for the liquidity discount of continuing to hold class C units for which there is no market. This step-up will reduce the amount of cash available to be distributed to the common unitholders after the minimum quarterly distribution has been paid. Based upon the level of our current quarterly distribution, the amount of this reduction would be approximately $17 million per year. This “penalty” will continue to grow if the common unit distribution is increased in the future.

Disadvantages of the Conversion Proposal

•	The common units will lose their priority over the class C units in receiving distributions. We currently do not expect this to affect the amount of cash we distribute to the common units as we have been distributing, and expect to continue distributing, cash significantly in excess of the minimum quarterly distribution on all common units and class C units.

•	Because the number of common units will increase, the voting power of each common unit you own will be decreased. However, common unitholders have limited voting rights on matters affecting our business and have no right to elect our general partner or members of the board of directors of our general partner on an annual or other basis.

Recommendation of the Board of Directors

The board of directors of our general partner believes that because of the advantages described above, the Conversion Proposal is in the best interests of the Partnership and our common unitholders and should be approved.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS OF LE GP, LLC, OUR GENERAL PARTNER, BELIEVES THAT THE CONVERSION PROPOSAL IS IN THE BEST INTERESTS OF OUR COMMON UNITHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE CONVERSION PROPOSAL.

THE SPECIAL MEETING

Time and Place

The special meeting will be held on February 22, 2007, at 9:30 a.m. local time at The Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219.

Purpose

At the special meeting, our common unitholders will act upon a proposal to approve (a) a change in the terms of our class C units to provide that each class C unit will be automatically converted into one of our common units and (b) the issuance of additional common units upon such conversion (together, the “Conversion Proposal”). Upon approval of this proposal, all 83,148,900 outstanding class C units will be automatically converted into 83,148,900 of our common units.

Record Date

Our general partner has fixed the close of business on January 16, 2007, as the record date for the determination of holders of common units entitled to notice of, and to vote at, the special meeting or any postponements or adjournments thereof. Only holders of record of common units at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A complete list of such common unitholders will be available for inspection in the offices of Energy Transfer Equity, L.P., 2828 Woodside Street, Dallas, Texas 75204, during normal business hours upon written demand by any holder of our common units.

Holders Entitled to Vote

All unitholders who owned our common units at the close of business on the record date, January 16, 2007, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting; provided that, any person or group (other than our general partner and its affiliates) that owns beneficially 20% or more of all our common units may not vote on any matter and common units held by such holders are not considered to be outstanding.

Each common unitholder is entitled to one vote for each common unit owned on all matters to be considered. On January 16, 2007, [132,149,653] common units were issued and outstanding. Holders of class C units are not entitled to vote on the Conversion Proposal with respect to the class C units held by them.

Vote Required

The Conversion Proposal requires the approval of a majority of the votes cast by the holders of our common units, provided that the total votes cast by the common unitholders on the proposal represents a majority of the common units entitled to vote. A properly executed proxy submitted without instructions on how to vote will be voted (except to the extent that the authority to vote has been withheld) FOR the Conversion Proposal. A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

ETC Holdings, LP, the holder of 70,600,963 of our common units, intends to vote all of its common units in favor of the Conversion Proposal. Although ETC Holdings’ votes are sufficient to approve the Conversion Proposal, we encourage you to take part in the decision process by voting by proxy or at the special meeting.

Brokers who hold common units in street name for customers have the authority to vote on certain “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of such common units with respect to non-routine matters, brokers may not vote such common units with respect to the approval and adoption of such a proposal, known as a “broker non-vote.” Assuming that the votes cast on the Conversion Proposal constitutes a majority of the votes entitled to be cast, a broker non-vote will not have any effect on the Conversion Proposal since the Conversion Proposal requires the support of only a majority of the votes cast.

Quorum

If a majority of our outstanding common units on the record date is present in person or by proxy at the special meeting, that majority will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you:

•	are present and vote in person at the meeting; or

•	have properly signed and submitted a proxy card.

Proxies received but marked as abstentions and broker non-votes will be included in the number of common units considered to be present at the special meeting.

Revocation of Proxies

Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of LE GP, LLC either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the special meeting in person and so request. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy.

Solicitation

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by our partnership. In addition to the use of the mails, proxies may be solicited by employees of the general partner, without additional remuneration, in person or by telephone, telegraph or facsimile transmission. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained [Innisfree M&A Incorporated] to aid in the solicitation of proxies. We will pay to third parties a total of approximately $[            ], plus out of pocket expenses, for all of these services. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

Householding of Proxy Materials

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and related documents with respect to two or more unitholders sharing the same address by delivering a single proxy statement and related documents addressed to those unitholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for unitholders and cost savings for the Partnership.

One proxy statement will be delivered to multiple unitholders sharing an address unless we receive contrary instructions from one or more of the unitholders sharing such address. Upon receipt of such notice, we will undertake to promptly deliver a separate copy of this proxy statement to the unitholder at the shared address to which a single copy of the proxy statement was delivered and provide instructions as to how the unitholder can notify us that the unitholder wishes to receive other communications to the unitholder in the future. In the event a unitholder desires to provide us with such notice, it may be given by writing or calling us at the following address: Energy Transfer Equity, L.P., 2828 Woodside Street, Dallas, Texas 75204, Attention: Sonia Aube, Telephone: (214) 981-0700.

Adjournment

The special meeting may be adjourned to another date and/or place for any proper purposes (including, without limitation, for the purpose of soliciting additional proxies).

No Unitholder Proposals

Your common units do not entitle you to make proposals at the special meeting. Under our partnership agreement, only our general partner can make a proposal at the meeting. Our partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Act or the law of any other state in which we are qualified to do business.

Other Information

We were formed under the laws of the State of Delaware. Under those laws, dissenters’ rights are not available to our common unitholders with respect to the matters to be voted on at the special meeting.

Our independent registered public accountants are not expected to be present at the special meeting.

THIS PROXY STATEMENT INCORPORATES BY REFERENCE CERTAIN DOCUMENTS CONCERNING ENERGY TRANSFER EQUITY, L.P. THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ENERGY TRANSFER EQUITY, L.P. UNDERTAKES TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF COMMON UNITS, TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO ENERGY TRANSFER EQUITY, L.P., 2828 WOODSIDE STREET, DALLAS, TEXAS 75204, ATTENTION: SECRETARY, (214) 981-0700. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY FEBRUARY     , 2007.

FORWARD-LOOKING STATEMENTS

Some of the information included in this proxy statement and the documents we incorporate by reference in this proxy statement contains “forward-looking” statements that involve a number of risks and uncertainties. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on the current beliefs of our management as well as assumptions made by, and information currently available to, management. Words such as “may,” “will,” “anticipate,” “believe,” “expect,” “estimate,” “intend,” “project” and other similar phrases or expressions identify forward-looking statements. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate revenues, income or cash flow are forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the documents that we have incorporated by reference in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and other reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. (Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.) Our filings also are available to the public at the Commission’s web site at http://www.sec.gov. Our common units are listed on the New York Stock Exchange. Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also request a copy of our filings by contacting our Secretary, c/o Energy Transfer Equity, L.P., 2828 Woodside Street, Dallas, Texas 75204. We also make available free of charge on our website, at http://www.energytransfer.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Energy Transfer Equity, L.P. with the Securities and Exchange Commission pursuant to the Exchange Act are incorporated herein by reference:

(a)	our annual report on Form 10-K for the year ended August 31, 2006;

(b)	our quarterly report on Form 10-Q for the period ended November 30, 2006;

(c)	our current reports on Form 8-K filed November 30, 2006, December 5, 2006, December 21, 2006, and December 26, 2006; and

(d)	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement and prior to the date of the special meeting.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

PROXY

ENERGY TRANSFER EQUITY, L.P.

SPECIAL MEETING - FEBRUARY 22, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

LE GP, LLC

The undersigned, whose signature appears on the reverse, hereby appoints [H. Michael Krimbill] and [Sonia Aube] or each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the common units of Energy Transfer Equity, L.P. which the undersigned would be entitled to vote if personally present at the special meeting to be held on February 22, 2007, and at any and all adjournments thereof, on all matters that may properly come before the special meeting.

Your common units will be voted as directed on this card. If this card is signed and no direction is given for any item, it will be voted in favor of all items.

Please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

YOUR VOTE IS IMPORTANT. BY RETURNING YOUR PROXY PROMPTLY, YOU CAN AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS AND HELP ENERGY TRANSFER EQUITY, L.P. AVOID ADDITIONAL EXPENSES.

(Continued and to be signed on reverse side)

SEE REVERSE SIDE

DETACH HERE

☒	PLEASE MARK VOTES
AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS OF LE GP, LLC, OUR GENERAL PARTNER, UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

1.	A proposal to approve (a) a change in the terms of our class C units to provide that each class C unit will automatically be converted into one of our common units and (b) the issuance of additional common units upon such conversion.

☐                                ☐                                ☐

FOR                            AGAINST                   ABSTAIN

MARK HERE FOR COMMENTS OR ADDRESS CHANGE AND NOTE ON REVERSE SIDE ☐

NOTE: Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                                              Date:                                                        Signature:                                                     Date: